AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT





Effective July 1, 1995, the Agreement dated March 27, 1995, between COLONIAL TRUST II (Trust) on behalf of COLONIAL U.S. GOVERNMENT FUND (Fund) and COLONIAL MANAGEMENT ASSOCIATES, INC. is hereby amended to replace Section 5 in its entirety:

5. The Fund shall pay the Adviser monthly a fee at the annual rate of 0.60% of the first $1 billion of the average daily net assets of the Fund, 0.55% in excess of $1 billion and 0.50% in excess of $1.5 billion.

COLONIAL TRUST II on behalf of
COLONIAL U.S. GOVERNMENT FUND



By:______________________________
Title:  Controller



COLONIAL MANAGEMENT ASSOCIATES, INC.



By:_____________________________
Title:  Executive Vice President


A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This
Amendment is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.










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